Exhibit 4.14

“Battery” Publishing Contract

WEBZEN Inc., (the “licensee”) and NHN GAMES CO., LTD., (the “licensor”) hereby agree to the following with regards to the “publishing” of the online game “Battery” in the “Republic of Korea” (the “contract region”).

Chapter 1 General Items

Article 1 (Purpose of Contract)

The “licensor,” as the developer of “Battery,” holds the intellectual property rights and all other rights regarding “Battery,” and the “licensee” is an online game publisher who wishes to exclusively publish the game “Battery” to general users within the online “contract region.” As such, the “licensor” and “licensee” hereby enter into “this contract” in order to clarify and regulate the rights and obligations of the parties with regards to the “publishing” of “Battery.”

Article 2 (Definitions)

1.	“This Game” refers to the online game “Battery,” developed by the “licensor” and all rights of which are owned by the “licensor.” Details on “this game” are as stipulated in article 3.
2.
“Related Business” refers to merchandising business using “this game” or the components or parts of “this game” such as the characters, avatars, items etc., or development and “publishing,” advertising (in-game advertising not included), broadcasting, and other businesses that create profit except for the “charged service.”

3.	“Related Business Profits” refer to the sales profits from conducting “related business” minus all expenses.
4.
“In-game Advertising Profits” refer to the net profits of the “Licensee” from the sales of all advertisements (PPL, BPL, etc., included), indirect advertisements, advertisements through CPA-affiliated products (profits from advertisements, which are provided in the loading and login/out page or web page but are exposed in sections outside of game play, are excluded) within “this game” in the “contract region” minus expenses such as agency and production expenses. CPA-affiliated products as mentioned in this section refer to products of the advertiser that the user purchases or makes payment for in the form of game-related contents such as money or items upon subscription.

5.	“PC Room Business Profits” refer to profits of the “licensee” accrued by providing “this game” to “PC Room Operators” minus expenses.
6.	“Service” refers to the “licensee” taking the Korean version of “this game” provided by the “licensor” and using the website of “licensee” or the website itself or circulation network of a third party designated by the “licensee” to use, copy, transmit, distribute, or exhibit “this game” so that individual users within the “contract region” may use the game.
7.	“Charged Service” refers to the profitable “service” of charging individual users a fee for the use of this game or selling them items necessary for playing the game.
8.	“Total Sales” refer to the entirety of the user fees and sales actually acquired from users by providing them this game with charge.
9.	“Net Sales” refer to the amount actually received by the “licensee” after subtracting “expenses” from the “total sales.”
10.	“Expenses” refer to the following expenses required in relation to the “service,” excluding the basic obligations of the “licensee” (operation, servers, CDN etc.).
(1) All fees and expenses paid to the billing agent or into the billing system of the “licensee” in order to impose and collect usage fees from users.
(2)
All funds required to be deposited or paid in accordance with the relevant laws regarding the “service” includes taxes, public imposts, and insurance fees when insurance is mandated (however, refunded deposits are to be added to the total sales and reflected in the settlements).

(3) “Expenses” can be adjusted due to circumstances such as changes in pertinent regulations or fees.
11.	“Standard Sales” refers to the amount actually received by the “Licensee” through “net sales” and “PC room business profits.”
12.
“Closed Beta Testing” in ”this contract” is a free-of-charge “service” conducted with a limited number of individual users to test “this game” and the “open beta service” refers to the free-of-charge service opened to an unlimited number of users for the purpose of testing this game.

13.
“Publishing” refers to all sales activities such as the “service” of “this game” and activities required for or connected to the “service” such as gathering and certifying members, billing and collecting fees, responding to consumers, other sales, promotion, and marketing activities.

14.	“Sequels Etc.,” refers to the following.
(1) Online games released or to be released commercially and designated as sequels, prequels, or ensuing series of “this game.”
(2) Online games launched commercially and independently of this game with their main story or main characters based on “this game.”
15.	The “Contract Region” is to be the Republic of Korea.

Article 3 (Details of “This Game”)
1.
“This Game” includes all server programs and client programs, game systems, characters, logos and symbols, trademarks etc., of “this game” which was developed and the copyrights and all intellectual property rights of which are owned by the “licensor” and uses Windows as its OS.

2.
The specifics and components of “this game” provided by the “licensor” to the “licensee” must be the same as “this game” possessed by the “licensor” as of the date of this contract, and during the term of this contract, improvements, upgraded contents, and other changes made per agreement between the “licensee” and “licensor” are included. However, “sequels etc.” are not included.

Chapter 2 “Publishing”

Article 4 (Endowment of the Rights of “Publishing,” Related Businesses, and Advertisement)

During the term of this contract, the “licensor” grants the “licensee” the following rights.
1.
The rights to use, copy, transmit, distribute, broadcast, or exhibit “the Korean version of this game,” the right to produce secondary productions with the consent of the “licensor,” and all other rights required in relation to this “publishing” so that the “licensee” may “service” “this game” exclusively to individual users in the “contract region.”

2.
All rights on the “related business” and the right to use, copy, transmit, distribute, broadcast, or exhibit “this game” for “related business” within the “contract region,” and all other rights required to develop and conduct such “related business.” However, the exercise of such rights is to be conducted with mutual consent.

Article 5 (Attribution of Intellectual Property)
1.
All rights including all copyrights and intellectual property rights regarding “this game” are the exclusive rights of the “licensor” except for the case of section 3 of this article and the rights granted to the “licensee” as per “this contract.” The “licensor” must procure and maintain trademarks and rights to “this game” and all individual products to be used in “this game” such as characters and avatars so that there is no obstacle to the exercise of the rights of the “licensee” as per “this contract.”

2.
The “licensee” holds all rights to the domain name of the website registered by the “licensee” in accordance with “this contract,” to include all or part of the name of “this game.” Also, the rights to the data or information acquired or produced by the “licensee” in relation to the “service” or “publishing” of “this game” such as member information, user data, and billing information of “this game” belong to the “licensee.”

3.
When a change of name etc., is required for the “publishing” of “this game”, the “licensor” bears the expenses required for the registration of the trademark etc., and the ownership lies with the “licensor.”

4.
The “licensee” must attach intellectual property rights and other notifications of rights in the pertinent documents, and the place of attachment will be in the appropriate locations determined by the mutual consent of the parties. However, when the attachment is not physically possible, the “licensee” may omit the related notifications.

Chapter 3 Roles and Obligations

Article 6 (“Service” Commencement Schedule)

The parties conduct the following steps in good faith.

1.	Preparations for “Closed Beta Testing”
	(1)	Responsibilities of “Licensee”: Builds environment to enable game testing including servers, exclusive lines, homepage production, and gathering of testers etc.
(2)
Responsibilities of “Licensor”: Before testing begins, the “licensor” provides the “licensee” with “this game” reflecting all revisions requested by the “licensee” and agreed upon by the “licensor”, constructs the game server and DB server of the “licensee”, sets up, builds, and transfers the game client and patch programs, and provides support so that the “licensee” can “service” “this game.” During the testing, the “licensor” must provide support with regards to the requests of the “licensee” and bugs that are found in “this game.” Before the test, the “licensor” must apply for and receive a rating on the test version of “this game” and follow the procedures in accordance with the pertinent laws and regulations. The expenses for such will be borne by the “licensor.”

2.	Preparations for “Open Beta Testing”
	(1)	Responsibilities of “Licensee”: Provides the information required for the “licensor” to conduct developmental revisions such as the bug reports and test results of “this game.”
(2)
Responsibilities of “Licensor”: Provides developmental support by making revisions to fix the program bugs and other problems of “this game” provided by the “licensee” so that the “licensee” may successfully “service” “this game.” Before the test, the “licensor” must apply for and receive a rating on “this game” and follow the procedures in accordance with the pertinent laws and regulations. The expenses for such will be borne by the “licensor.”

3.	Preparations for “Charged Service”
(1)
Responsibilities of “Licensee”: The “licensee” must confer with the “licensor” as to the time of initiation of the “charged service” but final decision will be made by the “licensee” and the “licensee” must build the billing system and the relative systems for charged service.

	(2)	Responsibilities of “Licensor”: Provides operational support for the charged service including the updating and charging system of “this game.”
(3)
The “licensor” must apply for and receive the rating required for the updates and patches of “this game” and follow the procedures in accordance with the pertinent laws and regulations. The expenses for such will be borne by the “licensor.”

Article 7 (Role and Obligations of the “Licensee”)

1.	The “licensee” constructs and manages the servers, lines, and other hardware required for the smooth “service” of “this game.”
2.	The “licensee” conducts the promotion, marketing, advertising, and events for the “service” of “this game.”
3.	The “licensee” plans, produces, and maintains the homepage of “this game” and, constructs and operates a system to promptly and appropriately respond to the inquiries of individual users.
4.
The “licensee” displays the fact that the intellectual property rights and all other rights of “this game” and the products included in “this game” belong to the “licensor” in promotion and advertisement materials of “this game” in rational way and by common practice. However, when there is an appropriate request by the “licensor” to change the mode of such displays, the “licensee” does their best to accommodate such a request.

5.	The “licensee” must furnish their server and website system with server and hacking prevention programs which optimize the system requirements of the “licensee.”
6.	As per this contract, the “licensee” blocks users other than those in the “contract region” from using the “service.”
7.	The “licensee” confers with the “licensor” and makes decisions on the overall PC room business, such as the composition of the PC room products, and the time and method of charged service.
8.	The “licensee” cooperates with gathering of the data of the users of “this game” for conducting operations and marketing “this game” by the “licensor.”

Article 8 (Role and Obligations of the “Licensor”)
1.
When the “licensee” decides to conduct “in-game advertising” after achieving an agreement with the “licensor,” the “licensor” provides support for the related input of the advertisement and alterations.

2.	The “licensor” provides the following repair and maintenance services to the “licensee” so that “this game” may be “serviced” with stability during the term of “this contract.”
(1)
When the “service” of “this game” is topped for 20 minutes or longer, obstacles to usage occur, or other forms of “service” malfunctions due to flaws, errors, and bugs in the game server program or game client program are discovered, the “licensee” notifies the details of the problem to the personnel of the “licensor” who is in charge of the game service.

	(2)	The “licensor” must provide the “licensee” with a response to the notification regarding the problem within 12 hours from receiving the notification in item (1).
(3)
When flaws that affect the game other than the cases of game interruption and obstruction mentioned in item (1) are discovered, the “licensor” must initiate analysis to take measures within 2 days from receiving the notification, and in the case of general bugs that do not affect the game, such analysis must be initiated not later than 2 weeks from receiving the notification.

(4)
The service by the “licensor” provided in accordance with this section is provided free of charge. If the “licensor” is unable to fix the bug or obstruction in question within the term stipulated in item (2), the game must be restored to the version before such obstruction per the decision of the “licensee,” and version management for such restoration must be conducted through using the system or method provided by the “licensee.”

(5)
The “licensor” is in charge of all tasks regarding the update and patches of “this game.” However, the schedule of such must be conferred on in advance with the “licensee” and the QA of the “licensee” must be passed.

3.
The tool provided by the “licensee” must be respected when building the GM (Game Master) tool, but with regards to functions that cannot be processed by the tool provided by the “licensee,” the “licensor” must provide the “licensee” with the GM tool and transfer all technologies and know-hows needed for the operation of the “service” of “this game” to the pertinent personnel of the “licensee” by providing GM training to the pertinent employees of the “licensee.” Regardless of the above, the “licensor” must also procure at least 2 personnel to provide support for game operation.

4.
The “licensee” cooperates with gathering the data of the users of “this game” for conducting operations and marketing of “this game” by the “licensor.” Details regarding the method will be decided through mutual consultation.

5.
The “licensor” provides support so that “this game” can be serviced in accordance with the platforms (certification system, launcher system, distribution system, DB middleware, Management System, billing system etc.,) provided by the “licensee” for “publishing.”

6.	When the version of “this game” provided in the “contract region” is updated during the term of this contract, the “licensor” provides the “licensee” with the upgraded version free of charge.
7.
In case of registering and receiving a reevaluation by the Game Rating Board due to patches (limited to patches altering the contents, images, audio components etc., of this game and not patches to improve or solve technical errors) to “this game” provided in the “contract region” during the term of contract, the “licensor” takes the necessary steps and bears the expenses. Also, when a request for re-categorizing is required during the reevaluation process, the “licensor” takes the necessary steps and bears the expenses.

However, the “licensee” provides active support regarding the policy review related to the reevaluation of “this game” before the reevaluation.
8.
When a new OS for the client PC is distributed during the “service” of “this game” within the term of this contract, the “licensor” provides support so that “this game” can be serviced smoothly on the new OS (Windows Vista etc).

9.	The “licensor” conducts the following tasks for the customization of “this game.”
(1) The technical support for advertising of “this game” requested by the “licensee” such as alterations to the programming or graphic support is provided through consultation among the parties.
(2)
When the “licensee” determines that adjustments need to be made to the user interface of “this game,” a request for such adjustments can be made to the “licensor,” and the “licensor” must comply in good faith.

(3)
When the “licensee” requests download methods appropriate for the service environment including the market status and network of the “contract region” and other items necessary for the smooth playing of the game, the “licensor” must comply with such requests in good faith. Such requests include but are not limited to the issues of blocking virtual IP’s and packet optimization management.

(4) The legal announcements and logos etc., of the “licensee” that the “licensee” requests to be shown in “this game” are to be shown for a minimum of 1.5 seconds.
(5) Items such as the user rating display in “this game” etc., as per the “Game Industry Promotion Act and Enforcement Decree” are to be abided by.

10.
Before the open beta testing, the “licensor” must provide the client software with a hacking prevention program that at least meets the guidelines provided by the “licensee.” This client software hacking prevention program applies only to the client part and not to the website or server system.

11.
In conducting the task stipulated by section 10 of this article, and upon the request of the “licensor” to the “licensee”, the “licensee” may decide to act as proxy in selecting or purchasing the hacking prevention program, or use a program that it is already in possession of. The expenses required for such are to be borne by the “licensee.”

12.	The “licensor” can only access the server per the request of the “licensee” for the purposes of inspecting the smooth operation of “this game” and the smooth provision of the “service.”
13.
The fulfilling of the tasks and obligations of the “licensor” of “this contract” including this article must be done by the “licensor” and cannot be delegated to a third party or conducted by a third party as proxy. However, this does not apply when there is prior written consent by the licensee.

14.	The “licensor” provides active support for items requested by the “licensee” such as developing products for the charged service of the PC room business etc.

Chapter 4 Statements and Guarantees

Article 9 (Statements and Guarantees of the “Licensor”)

The “licensor” states and guarantees the following to the “licensee.”

1.
As the developer of  “this game” the licensor possesses the intellectual property rights such as copyrights and all other legal rights regarding “this game.” When necessary, all rights must be procured before the date of the contract so that there is no problem with the “licensee” exercising the rights they are granted.

2.	The exercise of their granted rights by the “licensee” in no way infringes upon the rights of third parties including copyrights, patent rights within Korea, and trademarks within Korea etc.
3.	With regards to all information and data provided to the “licensee” by the “licensor” in accordance with “this contract” and “this game,” the “licensor” acts as follows.
(1) When conflicts with third parties arise by damaging reputation or due to insulting contents, the licensor will relieve the licensee of liability at their own expense.
(2) With regards to cases where obscene, provocative, and other illegal contents may be problematic, the evaluation of the Korea Movie Rating Board will be followed.
(3)
With regards to malicious code, computer viruses, and errors that may cause interruptions or obstructions of “service”, inspection using commercial virus programs will be conducted prior to transferring to the licensee.

4.	The “licensor” possesses the authority to validly and legally enter into and execute the contents of “this contract” and have taken all internal steps demanded by the articles of incorporation etc.
5.	The entering into or execution of “this contract” does not constitute an illegal action or infringe upon other contracts to which the “licensor” is party.

Article 10 (Statements and Guarantees of the “Licensee”)

The “licensee” states and guarantees the following to the “licensor.”

1.	The “licensee” possesses the authority to validly and legally enter into and execute the contents of “this contract” and has taken all internal steps demanded by the articles of incorporation etc.
2.	The entering into or execution of “this contract” does not constitute an illegal action or infringe upon other contracts to which the “licensee” is party.

Chapter 5 Payment of Usage Fees and Distribution of Profits

Article 11 (Payment of Usage Fees)
1.
In exchange for the “publishing” services, the “licensee” pays the Licensee Fee of one billion seven hundred fifty million KRW (₩1,750,000,000, VAT not included) to the “licensor” in accordance with the following schedule.

	(1)	437,500,000 KRW (licensee fee): To be paid after entering into “this contract”
	(2)	437,500,000 KRW (licensee fee): To be paid after beginning “closed beta service”
	(3)	437,500,000 KRW (licensee fee): To be paid after beginning “open beta service”
	(4)	437,500,000 KRW (licensee fee): To be paid after beginning “charged service”

2.
When the time stipulated in each item of the previous section arrives, the “licensor” will send the “licensee” a tax statement for the relative funds and the “licensee” will pay the relative funds by the end of the next month after receiving the tax statement.

Article 12 (Distribution of Profits)
1.	The profits of the “service” of “this game” are to be divided amongst the “licensor” and “licensee” at the ratio of 50% for the “licensee” and 50% for the “licensor.”
2.
When “licensee”-hosted “related business” generates profit, 50% of the “related business profits” are to be paid to the “licensor” as royalty. Articles 13 through 15 are to be applied to the distribution of profits as well.

3.	50% of the “in-game advertising profits” are to be distributed to the “licensor.”
4.
When the time stipulated in each item of the previous section arrives, the “licensor” will send the “licensee” a tax statement for the relative funds and the “licensee” will pay the relative funds by the end of the next month after receiving the tax statement.

Article 13 (Settlement Process of “Service” Profits)
1.
After “charges service” is initiated, the “licensee” notifies the “licensor” of the basis of calculation of the “net sales” and details of  “income distribution” regarding the funds stipulated by article 12 not later than 5 working days from the month following the month in question in writing or through electronic documents.

2.
When the “licensor” has no objections to the notification made in section 1, the “licensor” sends the “licensee” tax statements on the funds in question after receiving notification, and the “licensee” makes payment by the end of the month in which they receive the tax statements.

3.
When the “licensor” has objections to the notification made in section 1, the parties must come to an agreement on the amount of settlement. When no agreement is reached within 10 working days after receiving the notification of the “licensee,” the “licensor.”

sends tax statements for the amount as per section 1 to the “licensee,” and the “licensee,” upon receipt of the tax statements, makes payment of the amounts in question by the end of that month. Differences will be reflected and paid in the settlement of the next month.
4.	When the “licensee” fails to make payment to the “licensor” by the time stipulated in this article, a yearly interest rate of 9% will be added to the unpaid amount, calculated by day, for payment.
5.	The calculation and payment of profit distribution as per this article will be made in KRW unless otherwise stipulated by “this contract.”
6.	When the dates of payment stipulated by sections 2 and 3 of this article are public holidays, the dates are deemed to refer to the first working day after said holiday.

Article 14 (Audit of the Profit Distribution Data)
1.
The “licensee” may not revise or correct the “service” details illegally, and must maintain the “service” details and profit distribution-related materials (“profit distribution materials”) for the period of time stipulated by law.

2.
During the term of the contract or within 2 years after expiration or termination of the contract and with prior written notice to the “licensee,” the “licensor” can inspect and audit the data of the “licensee” on total sales, net sales, etc., directly or through public auditors designated by the “licensor” up to once a year. Such auditing will be conducted during the operating hours of the “licensee” without disturbing the normal operation activities of the “licensee.” The expenses of auditing will be borne by the “licensor,” but if it is verified that the sales and expenses actually paid shows the difference of more than 10% before the audit and for the term subject to audit, the audit expenses will be borne by the “licensee.”

3.
If results of the audit of section 2 above show that the payments made are less than they should have been, the “licensee” must immediately pay the “licensor” the unpaid amount. In this case, interest of 9% a year should also be paid in addition to the unpaid amount.

4.	If results of the audit of section 2 above show that the paid amount is greater than it should have been, the “licensor”
	(1)	Returns the surplus to the “licensee” within 30 working days from the day of discovering such surplus payment, or
	(2)	Deducts the surplus payment from the future payments the “licensee” is to make to the “licensor.”
5.
The parties may only conduct after the fact settlement of profit distribution in accordance with the regulations of this article and when auditing is not conducted during the term specified in section 2 above or after the fact settlement has been conducted after conducting the audit in accordance with section 2, after the fact settlement cannot be demanded again for any reasons for the distribution of profits of the term in question.

Article 15 (Taxes)
1.
When there exist taxes and other public imposts to be withheld in accordance with laws for funds to be paid by the “licensee” to the “licensor” in accordance with “this contract,” such taxes and imposts are to be deducted from said funds before transferring to the “licensor,” and the materials relevant to the deductions are to be sent along with the transfer of the funds.

2.	Unless otherwise stipulated by this contract, each party is liable for the payment of their own taxes and public imposts imposed by law.

Chapter 6 “Service”

Article 16 (Decisions Regarding the “Service”)

1.
The “licensee” and “licensor” are to consult one another with regards to the timing and method of the closed beta testing and open beta testing of “this game,” but the “licensee” is to make the final decisions.

2.
When making “this game” a charged service, the method, rates, and timing of initiating “charged service” will be conferred upon by the “licensee” and “licensor” and the “licensee” will make the final decisions.

3.	The “licensee” will decide on the method of payment for the “charged service” of “this game,” and the “licensee” will also oversee the payment process.

Article 17 (The Obligation of the “Licensor” to Provide Information and Marketing Support)
1.
When the “licensee” requests the cooperation and support of the “licensor” with regards to items such as the following in relation to the advertising and marketing of “this game” for the purpose of promoting “this game” within the “contract region,” the “licensor” must comply in good faith. Unless otherwise stipulated by “this contract” or agreed upon by the parties, the support and cooperation of the “licensor” is provided free of charge.

(1)
After entering into this contract, provide the “licensee” with all of the artwork and manual data possessed by the “licensor” that can be provided including webpage sources (game plans, server/client specifications and equipment expansion plans, requests for information for preliminary surveys, service composition and flow charts, expected/actual performance data of servers, DB structures and contents of functions and procedures of each column etc.)

	(2)	Per the request of the “licensee,” provide all materials related to the advertisement and marketing etc., of “this game” possessed by the “licensor” to the “licensee” free of charge.

	(3)	Provide packaging methods and artwork materials with regards to the CD/DVD packages produced by the “licensee” to promote “this game” in the “contract region.”
(4)
When the “licensee” plans to produce promotion item to promote “this game” in the “contract region,” provide the support requested by the “licensee” with regards to said production. However, the “licensee” notifies the “licensor” of the plans 3 months prior to commencement of promotion and the parties consult one another on the specifics.

	(5)	When new programming of “this game” is required for the marketing support of the “licensor,” such is conducted through mutual consultation.
2.
The “licensee” can copy, transmit, distribute, exhibit, broadcast, and otherwise use, free of charge, the materials and information provided by the “licensor” for the purpose of promoting or marketing of “this game” or “service,” including the material and information provided by the “licensor” in accordance with section 1. This includes the right to use all or parts of such material after revising to suit the circumstances of the “contract region” at the discretion of the “licensee,” and all rights regarding such revised derivative (secondary) products/works are held by the “licensee.” However, the “licensor” holds the rights to use or allow third parties to use (the right to grant free-of-charge usage) “revised derivative (secondary) products/works” the ownership and rights to allow third parties to use free of charge are held by the “licensee” even after the expiration and termination of the contract.

Chapter 7 Term of Contract, Cancellation, and Compensation

Article 18 (Term of Contract)
1.	“This contract” comes into effect upon signing, and is valid until 3 years after the “licensee” begins “charged service” in the “contract region.”
2.
Except for article 19 and section 3 of this article, the “licensor” conducts priority negotiations for 30 days, 6 months prior to the expiration of the contract with a third party with regards to the “publishing” contract of “this game” in the “contract region.”

Article 19 (Cancellation of Contract)
1.	When a party falls under the following conditions, the other party can immediately cancel “this contract” through written notification without any prior notice.
(1)
When processes for the interruption of transactions with financial institutions, dissolution, composition, corporate reorganization, bankruptcy etc., or similar proceedings are initiated against a party.

	(2)	When significant obstruction to the “service” has taken place or is rationally expected to take place due to serious violation of the law committed or social criticism incurred by a party.

(3)
When the execution of “this contract” is rendered impossible or deemed extremely difficult due to decisions of provisional seizure, provisional attachment injunctions, public sales, auction initiation etc., regarding important assets of a party required for “this contract” are rendered.

	(4)	When a party receives an order of cancellation or suspension of operations from the courts or authorities.
(5)
When “service” cannot be provided as expected by “this contract” because the courts or authorities demand the suspension of the usage or “service” of “this game” due to allegations of infringement of intellectual property rights of a party by third parties etc.

2.
In cases other than the grounds for cancellation mentioned in the previous section, when a party violated the obligations, statements, or guarantees made in “this contract,” the other party must demand reparations to be made during a term of up to 30 days to be decided at their discretion and when reparations are not made during the specified term, “this contract” can be cancelled immediately by notifying the other party in writing. However, in cases when the obligation in question cannot be repaired after the fact or must be fulfilled at a specific time due to its nature, as is the case with article 8 section 2 etc., the contract can be cancelled immediately without demanding reparations.

Article 20 (Effects of the Expiration or Cancellation of “This Contract”)
1.
Immediately upon expiration or cancellation of “this contract,” the “licensee” immediately stops “service” and “related business” in the “contract region.” However, when necessary to avoid defaulting on contracts between the “licensee” and users or other third parties or to avoid violating laws or pertinent regulations, when there is an inventory of products already produced using the characters etc., of “this game,” the rights of article 4 can be exercised for the minimum amount of time required to fulfill the aforementioned obligations or sell the remaining inventory. However, such an amount of time may not exceed 1 year.

2.
The expiration or cancellation of “this contract” does not affect the rights and liabilities of the parties arising from or expected to arise from causes existing before the termination or cancellation of the contract such as liability of compensation due to violations of “this contract” or payment of unpaid profit distributions etc.

3.
In the case of termination or cancellation of this contract, the “licensee” does not return information including the information stipulated in article 5 section 2 to the “licensor,” unless the “licensor” holds the copyrights etc.

4.
Despite the previous section, the “licensee” will cooperate with any request by the “licensor” to transfer client information related to the game acquired while servicing “this game” to the “licensor” for 3 months, within the boundaries of the law. However, the “licensor” must choose the safest legal method of transferring game related client information and the expenses of transfer are borne by the “licensor.”

Article 21 (Compensation/Guarantee and Exemption)
1.	When the violation of promises, obligations, statements, and guarantees of “this contract” results in damages to a party, the party responsible must make compensation.
2.
The “licensor,” as the developer of “this game” holds copyrights and all other legal rights provided by this contract, and guarantees not to infringe on any rights of other third parties regarding “this game” including patent rights, copyrights, and other intellectual property rights.

3.
When any course of action or suit has been filed by a third party against a party (exemptee) because a party (exemptor) violates promises, obligations, statements, and guarantees of “this contract,” the exemptor must bear the expenses, reconciliation expenses with the third party in relation to the suit or course of action, and the total of the legal expenses following the final decision of the courts etc. When the “exemptee” becomes aware of the aforementioned legal courses of action or suits pursued by the third party, they will promptly notify the “exemptor” in writing and grant rights for the negotiation, reconciliation, and legal defense etc., of such suits or courses of action. However, when the “exemptee” conducts such legal defenses, they cannot reconcile or come to an agreement without the consent of the “exemptor” and such consent on the part of the exemptor should not be refused without rational cause.

4.
When infringement of the patent rights, copyrights, or other intellectual property rights related to “this game” by a third party is discovered, the initiation of legal proceedings and other methods of response are decided upon through consultation between the “licensor” and “licensee.”

Chapter 8 General Items on the Contract

Article 22 (Confidentiality)
1.
A party (“information receiver”) maintains confidentiality with regards to all information classified as confidential upon revelation and all confidential information provided under “this contract” (“confidential information”), and cannot use such information for purposes other than those explicitly stipulated by “this contract.” The “information receiver” can only reveal the “confidential information” of the “information provider” to their employees, consultants, and advisors that require such “confidential information” for the execution of “this contract.” However, this is limited to cases in which such employees, consultants, and advisors have signed written confidentiality agreements or are bound to obligations of confidentiality that are as strict as those in this article. The “information receiver” is responsible for the violation of the “confidentiality” obligations by their employees, consultants, and advisors.

2.	The obligations of this article do not apply to the following information.
	(1)	Information that is on open domains at the time the information is provided to the “information receiver”
	(2)	Information that becomes part of open domains through publishing or other methods not in violation of the contract after revelation.
(3)
Information that is already possessed by the “information receiver” at the time it is provided to the “information receiver” and that was not directly or indirectly acquired from the “information provider”

	(4)	Information that the “information receiver” acquired independently through research and development, regardless whether the “information provider” provided said information
(5)
Information that the “information receiver” received from a third party. However, such information is limited to information that was not acquired by said third party based on confidentiality agreements with the “information provider”

(6)
Information created through laws or legal precedent. However, the “information provider” must receive rational notification of such laws or precedent, and be given the chance to prevent or limit the production of such information at their own expense

3.	The obligations of this article are valid for the term of the contract and until 2 years after expiration of the contract.

Article 23 (Prohibition of Transfer)
Unless otherwise stipulated by “this contract,” the “licensee” and “licensor” cannot transfer the rights and obligations of “this contract” to a third party without the written consent of the other party. However, when the rights and obligations of “this contract” are inclusively transferred to a third party due to merger, partition, business transfer etc., or when the “licensee” transfers parts of the rights and obligations of “this contract” to parties that are subsidiaries or affiliates, written consent from the other party is not required.

Article 25 (Notification)
All notifications per this contract are considered to be delivered legally if delivered to the following addresses (or changed addresses of a party notified to the other party in writing after signing “this contract”) personally or by fax, e-mail, internationally recognized courier services such as DHL, or registered mail.

“Licensor”: Address: 13F Daerung Post Tower 2nd, 182-13 Guro-dong, Guro-gu, Seoul
“Licensee”: Address: 14F Daerung Post Tower 2nd, 182-13 Guro-dong, Guro-gu, Seoul

Article 25 (Completeness of and Modifications to “this Contract”)
“This contract” replaces all previous consultations, agreements etc., between the parties to the “publishing” of “this game.” The contents of “this contract” can only be modified through written agreement of the parties.

Article 26 (Divisibility of Contract)
If all or part of a provision of “this contract” is decided to be partially or entirely illegal, invalid, or unenforceable by a court of authority, part or all of said provision will lose its effect as per the decision, but such a loss of effect will not affect the validity of the other sections of said provision or other provisions of “this contract.”

Article 27 (Applied Laws)
The laws of the Republic of Korea apply to “this contract.”

Article 28 (Court of Jurisdiction)
The Seoul Central District Court will be the court of jurisdiction for all conflicts between the parties with regards to “this contract.”

For the purpose of evidencing this contract, 2 copies of this lease contract are to be drafted, signed, and sealed, and the “licensee” and “licensor” shall each keep a copy.

February 12, 2010

“Licensee” WEBZEN Inc. 14th Floor, Daerung Post Tower 2nd 182-13 Guro-Dong, Guro-Gu Seoul, Korea 152-790 Representative Director Kim, Chang Keun	“Licensor” NHN GAMES CO., LTD. 13th Floor, Daerung Post Tower 2nd 182-13 Guro-Dong, Guro-gu Seoul, Korea 152-790 Representative Director Kim, Byong Gwan